UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 11, 2011
CREDIT ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	000-20202	38-1999511

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25505 West Twelve Mile Road, Southfield, Michigan	48034-8339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 248-353-2700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On March 11, 2011, Credit Acceptance Corporation (the “Company”) announced the final results of its tender offer, which expired at 5:00 p.m., Eastern Standard time, on March 10, 2011. The Company commenced the tender offer on February 9, 2011 to purchase up to 1,904,761 shares of its outstanding common stock at a price of $65.625 per share, net to the seller in cash, without interest. Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, 16,186,614 shares of common stock were properly tendered and not properly withdrawn. Because more than the maximum 1,904,761 shares were tendered, the Company purchased only a prorated portion of the shares tendered by each tendering shareholder, other than odd lot shareholders, as described in the Company’s Offer to Purchase. The proration factor used by the Company in accepting for purchase tendered shares was approximately 11.8%.
The Company will promptly pay for 1,904,761 tendered shares of its common stock at a price of $65.625 per share, net to the seller in cash, without interest, at a total cost of approximately $125.0 million, which includes approximately 11.5 million shares tendered by Donald A. Foss, the Company’s Chairman of the Board and approximately 4.1 million shares tendered by the trustee of certain grantor retained annuity trusts created by Mr. Foss. The Company is financing the purchase of its securities in the tender offer through a combination of the proceeds of a new debt financing and by borrowing under the Company’s $170.0 million revolving secured line of credit facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION
By:	/s/ Kenneth S. Booth
Kenneth S. Booth
Chief Financial Officer
March 14, 2011